UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2009

Unica Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

170 Tracer Lane, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781.487.8659

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The board of directors of Unica Corporation (the "Company") accepted the resignation of Mr. Bradford D. Woloson as a director of the Company, effective January 20, 2009, for personal reasons. Mr. Woloson served as a director of the Company since 2000.

(d) To fill the vacancy left by Mr. Woloson as discussed in paragraph (b), the Company’s board of directors elected Gary E. Haroian, former CEO of Bowstreet Software, as a director of the Company effective January 20, 2009. Mr. Haroian will serve until the Company’s Annual Meeting of Stockholders which will occur on February 26, 2009, at which time Mr. Haroian will be nominated as a Class I director for election to a three year term by the Company’s stockholders.

Mr. Haroian was also appointed to serve as a member of the Audit Committee of the Board of Directors of the Company. He will receive compensation pursuant to the Company’s compensatory arrangements with non-employee directors, including a monthly fee of $1,250 for his service on the Board, an additional monthly fee of $250 for serving as a member of the Audit Committee and an additional fee of $1,000 per committee meeting attended after the second committee meeting of the year. All fees are payable quarterly in arrears. Mr. Haroian will also receive an option to purchase 1,250 shares of common stock under the Company’s 2005 Stock Incentive Plan, as amended, at the exercise price equal to the fair market value of the common stock at the time of the grant or $5.00. In addition, if Mr. Haroian is elected as a Class I director at the Company’s Annual Meeting of Stockholders on February 26, 2009, he will also receive an option to purchase 15,000 shares of common stock under the Company’s 2005 Stock Incentive Plan, as amended, at an exercise price equal to the fair market value of the common stock at the time of the grant. The options are fully exercisable as of the next annual meeting of shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unica Corporation

January 22, 2009	By:	/s/ Yuchun Lee

Name: Yuchun Lee
Title: Chief Executive Officer, President and Chairman